EX 99.1 to Medizone Form 8-K filed 3-3-11

Former-Deputy Surgeon General Canada Appointed President of Medizone International

SAN FRANCISCO, CA--(Marketwire - 02/28/11) - Medizone International, Inc. (OTC.BB:MZEI - News) (Pinksheets:MZEI - News) is pleased to announce the appointment of eminent Canadian medical research scientist, Michael E. Shannon M.A.,M.Sc.,M.D., as President of the Company.

In 2008, following a distinguished government career in which he retired to pursue high-level scientific and development work in the private sector, Dr. Shannon joined the Medizone Board of Directors, immediately assuming responsibilities as Director of Medical Affairs.

Dr. Shannon will continue in his role as Director of Medical Affairs, leading the product development side of the AsepticSure™ program. This phase of the operation is being conducted with the support of our business advisor, lead engineer and renowned international medical device consultant, Bernard Lim, along with production partners, ADA Innovations.

Medizone International CEO Edwin Marshall commented, "Dr. Shannon's relationship with Medizone dates back many years to when he served as Director General of the Laboratory Center for Disease Control with Health Canada. He has played a pivotal leadership role in the AsepticSure™ development program. Now, with full focus on corporate growth and production, his appointment as President is a natural structural enhancement."

The total number of people currently involved in the AsepticSure™ research, development and manufacturing program -- as either employees, consultants, contractors or business support -- now exceeds twenty.

Dr. Shannon added, "As the Company moves into the commercial phase of our program, I believe that my appointment as President is both timely and appropriate. Continuity will be preserved during the transition. As we expand in the months to come, my role will change to one of oversight and leadership for our technical experts as we all embrace our mandate to build quality, reliability and adaptability into a growing range of next-generation bio-oxidative products that will capture world decontamination markets by storm."

In order to build additional shareholder value prior to anticipated partnering, merger or acquisition, Medizone International, Inc. is transitioning from pure research and product development into a multi-faceted, commercial company engaged in both the development and marketing of its AsepticSure™ System -- a bio-oxidative technology designed to decontaminate and sterilize hospital surgical suites, emergency rooms, intensive care units, patient rooms, schools, clean rooms and other critical infrastructure. Additional variants are being developed for government use for bio-terrorism countermeasures and other commercial areas in need of disinfection technology capable of reliably delivering up to 7 log microbial kill rates.

For more information, visit: www.medizoneint.com

This Press Release may contain certain forward looking statements that involve substantial risks and uncertainties, including, but not limited to, the results of ongoing clinical studies, economic conditions, product and technology development, production efficiencies, product demand, competitive products, competitive environment, successful testing and government regulatory issues, the financial requirements of the company to achieve its business objectives, and the need for possible additional funding. Additional risks are identified in the company's filings made with the Securities and Exchange Commission.